FORM N-SAR
ARTISAN FUNDS, INC.
FILE NUMBER 811-08932
REGISTRANT CIK NUMBER 0000935015
ITEM NUMBER 77I

Beginning July 1, 2000 the Artisan Mid Cap Fund, Inc. (a series of the Registrant) began issuing shares of the class Artisan Mid Cap Fund Institutional Shares, $0.01 par value.